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                                                                     EXHIBIT 23


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS





We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-83516) pertaining to the Martin Marietta Materials, Inc. Amended Omnibus Securities Award Plan and in the Registration Statement
(Form S-3 No. 33-99082) pertaining to the Martin Marietta Materials, Inc. shelf registration, of our report dated June 9, 1997, with respect to the financial statements and schedules of the Martin Marietta Materials, Inc. Savings and Investment Plan for Hourly Employees and Martin Marietta Materials, Inc. Defined Contribution Plans Master Trust included in this Annual Report (Form 11-K) for the transition period from October 18, 1996 to December 31, 1996.


                                                          ERNST & YOUNG LLP


June 27, 1997